Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces 4th Quarter and Annual Results for 2016

LAKELAND, Fla., March 1, 2017 - Publix’s sales for the fourth quarter of 2016, a 14-week period, were $9.1 billion, an 11.1 percent increase from last year’s $8.2 billion, a 13-week period. The additional week in the fourth quarter of 2016 increased sales by 7.4 percent. Comparable-store sales for the fourth quarter of 2016 increased 2.2 percent.

Net earnings for the fourth quarter of 2016 were $544.5 million, compared to $521.1 million in 2015, an increase of 4.5 percent. Earnings per share for the fourth quarter increased to $0.71 for 2016, up from $0.68 per share in 2015. Net earnings and earnings per share benefited from the extra week in the fourth quarter of 2016.

Publix’s sales for the fiscal year ended Dec. 31, 2016, a 53-week year, were $34 billion, a 5.1 percent increase from last year’s $32.4 billion, a 52-week year. The additional week in 2016 increased sales by 1.9 percent. Comparable-store sales for 2016 increased 1.9 percent.

Net earnings for 2016 were $2.03 billion, compared to $1.97 billion for 2015, an increase of 3.1 percent. Earnings per share increased to $2.63 for 2016, up from $2.54 per share in 2015. Net earnings and earnings per share benefited from the extra week in 2016.

These amounts are based on audited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective March 1, 2017, Publix’s stock price increased from $40.15 per share to $40.90 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m proud of our Publix associates - the owners of Publix - for continuing to make us a leader in our industry and providing a great shopping experience,” said Publix CEO & President Todd Jones.

Publix is privately owned and operated by its 190,000 employees. Currently Publix has 1,143 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 19 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###